Exhibit 99.1
N E W S       R E L E A S E

Contact:	David G. Higie
Phone:	(412) 269-6449
Release:	Immediate (Sept. 10, 2007)
BAKER NAMES STUVER ACTING CHIEF FINANCIAL OFFICER
     PITTSBURGH — The Board of Directors of Michael Baker Corporation (Amex:BKR) has appointed Craig O. Stuver acting chief financial officer of the Company, effective September 10. He succeeds William P. Mooney who, as previously announced, resigned and left Baker on September 7.
     Presently, Stuver is senior vice president, corporate controller, treasurer and chief accounting officer of the Company, having assumed those responsibilities in 2001. As acting chief financial officer, he will have responsibility for the company’s accounting, treasury, and tax functions worldwide. Previously, Stuver served in various capacities including vice president, corporate controller and assistant treasurer.
     “The Board is pleased that Craig has agreed to take on these additional duties during this transition period,” Richard L. Shaw, chairman and chief executive officer said. “The Audit Committee will be interviewing candidates, both internal and external, to identify a permanent replacement for the position.”
     Stuver holds a Bachelor’s Degree in Accounting from the University of Pittsburgh, and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. He resides in Upper St. Clair, Pa., with his wife, Susan, and their son.
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines & telecommunications, transportation, water/wastewater, and oil & gas. With more than 4,500 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
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